Exhibit 99.2

CTI’s net financial position as of October 31, 2003, September 30, 2003 and June 30, 2003 is set out in the following table:

	October 31, 2003	September 30, 2003	June 30, 2003
	(in thousands)
Other long-term obligations	$(2,692)	$(3,102)	$(3,879)

Long-term debt	(2,692)	(3,102)	(3,879)

Cash and cash equivalents	6,720	14,250	66,981
Securities available-for-sale	109,977	112,119	82,769
Interest receivable	1,425	1,489	1,192
Current portion of long-term obligations	(1,841)	(1,830)	(2,297)

Short-term liquidity	116,281	126,028	148,645

Net financial position	$113,589	$122,926	$144,766